Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No.333-67977 of IDG Books Worldwide, Inc. and subsidiaries on Form S-8 of our reports dated November 15, 1999 (December 9, 1999 as to paragraph 4 of Note 3), appearing and incorporated by reference in this Annual Report on Form 10-K of IDG Books Worldwide, Inc. and subsidiaries for the year ended September 30, 1999.

/s/ Deloitte & Touche LLP

San Jose, California
January 7, 2000